UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material under §240.14a-12

United Community Banks, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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125 HIGHWAY 515 EAST BLAIRSVILLE, GEORGIA 30514-0398

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be Held on May 22, 2013

The Annual Meeting of Shareholders of United Community Banks, Inc. will be held on May 22, 2013 at 2:00 p.m. at The Ridges Resort, 3499 Highway 76 West, Young Harris, Georgia:

1.	To elect eight directors to constitute the Board of Directors to serve until the next annual meeting and until their successors are elected and qualified.
2.	To approve an advisory “say on pay” resolution supporting the compensation plan for executive officers.
3.	To approve an advisory resolution regarding the frequency of future advisory “say on pay” votes on executive compensation.
4.	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accountant for 2013.
5.	To consider and act upon other matters that may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 23, 2013 will be entitled to notice of, and to vote at, the meeting.  A proxy statement and a proxy solicited by the Board of Directors are enclosed.

We have elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rule to help conserve resources and reduce printing and distribution costs.  We will be mailing a Notice of Internet Availability of Proxy Materials (“Notice”) to our shareholders, instead of a paper copy of our proxy materials, which include this proxy statement, our 2012 Annual Report to Shareholders and our Annual Report on Form 10-K for the year ended December 31, 2012, with instructions on how to access such proxy materials over the Internet.

To ensure that your vote is recorded promptly, please vote as soon as possible. Many shareholders of record have multiple options for submitting their vote before the meeting.  You may vote via the Internet (see the instructions on the Notice).  Or, if you are a registered shareholder and have not voted on-line by April 17, 2013, you will receive a second mailing with the proxy card and instructions on how to vote (1) by telephone if you reside in the United States, Canada or the U.S. territories, or (2) by completing, signing and mailing the accompanying proxy card in the postage-paid envelope to be provided.  If you have Internet access, we encourage you to record your vote on the Internet. It is convenient and it saves significant postage and processing costs. If you attend the meeting you may, if you wish, withdraw your proxy and vote in person.

If your shares are held in “street name”, meaning that your shares are held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Jimmy C. Tallent
Jimmy C. Tallent,
President and Chief Executive Officer
April 2, 2013

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE VOTE BY TELEPHONE, INTERNET, OR COMPLETE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED.

April 2, 2013

125 HIGHWAY 515 EAST BLAIRSVILLE, GEORGIA 30514-0398

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of United Community Banks, Inc. for use at the 2013 Annual Meeting of Shareholders to be held on Wednesday, May 22, 2013 at 2:00 p.m. at The Ridges Resort, 3499 Highway 76 West, Young Harris, Georgia, and at any adjournments or postponements of the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters set forth in the accompanying notice of meeting, including the:

1.	Election of eight directors to constitute the Board of Directors to serve until the next annual meeting and until their successors are elected and qualified;

2.	Approval of an advisory “say on pay” resolution supporting the compensation plan for executive officers;

3.	Approve an advisory resolution regarding the frequency of future advisory “say on pay” votes on executive compensation; and

4.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountant for 2013.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we may furnish our proxy materials, which include this proxy statement, our 2012 Annual Report to Shareholders and our Annual Report on Form 10-K for the year ended December 31, 2012, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. These materials or notice of on-line materials availability was first sent or given to shareholders on April 2, 2013.

All shareholders will have the ability to access the proxy materials via the Internet by going to www.ucbi.com/2013proxy or request to receive a printed set of such proxy materials.  Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice.

If you are a registered shareholder and have not voted your proxy on-line by April 17, 2013, you may automatically receive a proxy voting card by mail.  At that time, you may also vote by telephone or mail by following the instructions provided in this proxy statement.

Who is entitled to vote?

All shareholders of record of United’s Common Stock at the close of business on March 23, 2013, which is referred to as the record date, are entitled to receive notice of the Annual Meeting and to vote the shares of Common Stock held by them on the record date. Each outstanding share of Common Stock entitles its holder to cast one vote for each matter to be voted upon.

How do I cast my vote?

If you hold your shares of Common Stock in your own name as a holder of record and you have Internet access, United prefers that you vote your shares via the Internet by going to www.proxy.ilstk.com and selecting “Shareholder Services” and then “Internet Voting”. Alternatively, you may vote your shares by telephone if you reside in the United States, Canada or the U.S. territories, or by marking, signing, dating and returning the proxy card in the postage-paid envelope provided to you, or you may vote in person at the Annual Meeting. If your shares of Common Stock are held in “street name”, meaning that your shares are held for your account by a broker, bank or other nominee, you will receive instructions from your nominee which you must follow in order to have your shares voted.

Proxies that are executed and returned or submitted through the Internet, but do not contain any specific instructions on any proposal, will be voted “FOR” the proposals specified herein.

What are the quorum and voting requirements?

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. As of the record date, there were 43,063,127 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

The required vote for each item of business at the Annual Meeting is as follows:

1.
For the election of directors, those nominees receiving the greatest number of votes at the Annual Meeting shall be deemed elected, even though the nominees may not receive a majority of the votes cast. However, as described in “Corporate Governance – Majority Vote Requirement”, under certain circumstances, nominees who are elected receiving less than a majority vote may be asked to resign;

2.	For the approval of the advisory “say on pay” resolution supporting the compensation plan for the executive officers, the vote of a majority of the shares voted on the matter;

3.	For the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountant for 2013, the vote of a majority of the shares voted on the matter; and

4.
For any other business at the Annual Meeting, the vote of a majority of the shares voted on the matter, assuming a quorum is present, shall be the act of the shareholders on that matter, unless the vote of a greater number is required by law.

How are votes counted?

Abstentions and “broker non-votes” will be counted only for purposes of establishing a quorum, but will not otherwise affect the vote. “Broker non-votes” are proxies received from brokers or other nominees holding shares on behalf of their clients (in “street name”) who have not been given specific voting instructions from their clients with respect to non-routine matters. Typically, the ratification of independent auditors is considered a routine matter by brokers and other nominees allowing them to have discretionary voting power to vote shares they hold on behalf of their clients for the ratification of an independent auditor.

Proposal 1 is the election of directors. Because directors are elected by a plurality of the votes cast, except as described in “Corporate Governance – Majority Vote Requirement”, the director nominees who get the most votes will be elected even if such votes do not constitute a majority. Directors cannot be voted “against” and votes to “withhold authority” to vote for a certain nominee will have no effect if the nominee receives a plurality of the votes cast. For the approval of all other proposals, you may vote “for” or “against” the proposal.

If you hold your shares of Common Stock in your own name as a holder of record, and you fail to vote your shares, either in person or by proxy, the votes represented by your shares will be excluded entirely from the vote.

Will other matters be voted on at the Annual Meeting?

We are not aware of any other matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any other matters not described in the Proxy Statement are properly presented at the meeting, proxies will be voted in accordance with the best judgment of the proxy holders.

Can I revoke my proxy instructions?

If you are a record holder, you may revoke your proxy by:

•	filing a written revocation with the Secretary of United at the following address:
P.O. Box 398, Blairsville, Georgia 30514-0398;

•	filing a duly executed proxy bearing a later date; or

•	appearing in person and electing to vote by ballot at the Annual Meeting.

Any shareholder of record as of the record date attending the Annual Meeting may vote in person by ballot whether or not a proxy has been previously given, but the presence (without further action) of a shareholder at the Annual Meeting will not constitute revocation of a previously given proxy.

Any shareholder holding shares in “street name” by a broker or other nominee must contact the broker or nominee to obtain instructions for revoking the proxy instructions.

What other information should I review before voting?

United’s 2012 Annual Report to Shareholders and its Annual Report on Form 10-K filed with the SEC, including financial statements for the year ended December 31, 2012, are enclosed with this Proxy Statement. The 2012 Annual Report to Shareholders is not part of the proxy solicitation material. An additional copy of United’s Annual Report on Form 10-K may be obtained without charge by:

•	accessing United’s website at www.ucbi.com;

•	writing to the Secretary of United at the following address:
P.O. Box 398, Blairsville, Georgia 30514-0398; or

•	accessing the EDGAR database at the SEC’s website at www.sec.gov.

You may also obtain copies of United’s Annual Report on Form 10-K from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, Room 1580, F. Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information about obtaining information from the SEC.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 22, 2013

We have posted materials related to the 2013 Annual Meeting on the Internet. The following materials are available on the Internet at www.ucbi.com/2013proxy:

•	this Proxy Statement for the 2013 Annual Meeting;

•	United’s 2012 Annual Report to Shareholders; and

•	United’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC.

You are also invited to attend the 2013 Annual Meeting in person. To pre-register to attend the Annual Meeting you may:

•	follow the instructions at www.ucbi.com/2013proxy;

•	email Investor_Relations@ucbi.com and indicate the name of the person(s) attending; or

•	call (866) 270-5900 and speak with an Investor Relations professional.

For directions to the Annual Meeting, visit www.theridgesresort.com, or call (866) 270-5900 and an Investor Relations professional can assist you.

PROPOSAL 1 – ELECTION OF DIRECTORS

Introduction

The Bylaws of United provide that the number of directors on United’s Board of Directors may range from eight to fourteen. The Board of Directors of United has set the number of directors at eight. The number of directors may be increased or decreased from time to time by the Board of Directors by resolution, but no decrease shall have the effect of shortening the term of an incumbent director. The terms of office for directors continue until the next annual meeting and until their successors are elected and qualified.

Information Regarding Nominees for Director

Set forth below is information on each director and nominee, along with a summary of their experience, qualifications, attributes, and skills that qualify them for service on the Board.  The following information has been furnished by the respective nominees for director as of March 15, 2013. All of the nominees for director are existing directors that have been nominated by the Board of Directors for reelection.

Jimmy C. Tallent Age 60	Director since 1988 President and Chief Executive Officer

Mr. Tallent has served as President and Chief Executive Officer of United from the time it was formed in 1988. He served as United Community Bank’s President and Chief Executive Officer since 1984 and currently serves as its Chairman. Under Mr. Tallent’s leadership, United has grown from a small, one-branch banking operation in the rural community of Blairsville, Georgia to the third largest bank holding company headquartered in Georgia, with $6.8 billion in assets and 105 banking offices covering four states in the Southeast. Mr. Tallent is a member of the Georgia Power board of directors and serves as a Trustee of Young Harris College in Young Harris, Georgia. He is a former member of the State Board for the Georgia Department of Technical and Adult Education, the Global Health Action board of directors and the Georgia Chamber of Commerce board of directors. Mr. Tallent has also served as the Georgia State YMCA Finance Chairman.

Mr. Tallent’s many professional accomplishments include being honored with the Georgia Economic Developers Association’s Spirit of Georgia Award, which was presented to Mr. Tallent in 1999. This award is presented annually to a Georgia business executive who has demonstrated superior ability, originality, potential impact, and courage in business development. For seven consecutive years, Georgia Trend magazine has recognized Mr. Tallent as one of the “100 Most Influential Georgians”. In 2007, Mr. Tallent was honored with the Ernst & Young Entrepreneur of the Year Award for Financial Services in the Alabama / Georgia / Tennessee region. Mr. Tallent attended Young Harris College and Piedmont College and is a graduate of the Georgia Banking School in Athens, Georgia.

For the following reasons, the Board of Directors of United has concluded that Mr. Tallent should serve as a director of the company.  As President and Chief Executive Officer, Mr. Tallent is the only officer to serve on our Board. With more than 39 years of experience, Mr. Tallent has a deep knowledge and understanding of United, its “community banks” and its lines of business. Mr. Tallent has demonstrated leadership abilities and has the integrity, values and good judgment that make him well suited to serve on the Board of Directors.

Robert H. Blalock	Director since 2000
Age 65	Audit Committee
Nominating/Corporate Governance Committee
Compensation Committee

Mr. Blalock has been Chief Executive Officer of Blalock Insurance Agency, Inc. in Clayton, Georgia, since 1974. He served as an organizing director of First Clayton Bank and Trust when the bank was formed in 1988. He was a director and served on the compensation and audit committees for First Clayton Bank and Trust, which was acquired by United in 1997, and was past chairman of the board. Mr. Blalock remains on the community bank board of United Community Bank – Clayton (the former First Clayton Bank and Trust), and joined United’s Board in 2000. Mr. Blalock is a graduate of University of Georgia and served as an Infantry Officer in the U.S. Army. He served a tour of duty in Vietnam with the 101 Airborne Division. He was a member of the Rotary Club of Clayton Board of Directors from 1974 to 1991 and served as the club’s vice president.

Extensive knowledge and business experience, as well as involvement in our banking communities, provide critical insight to our Board of Directors. Mr. Blalock’s experience and leadership of a small business in the Clayton community provides a much-needed perspective into a business community that is representative of several others in United’s service area. As a past director of First Clayton Bank and Trust – which has been part of United since 1997 – Mr. Blalock brings not only a rich history of banking leadership, but a perspective of the bank acquisition process. The Board believes that Mr. Blalock’s 38 years of business experience and 22 years of bank board experience make him well suited to serve on the Board of Directors.

Clifford V. Brokaw	Director since 2012
Age 45	Nominating/Corporate Governance Committee Compensation Committee

Mr. Brokaw joined the Board of Directors of United in 2012.  Since 2007, he has served as Managing Director  of Corsair Capital, LLC, a private equity firm focused exclusively on investing in the financial services industry and United’s largest shareholder.  Mr. Brokaw also services as a member of the Investment Committee and leads the quarterly valuation process for Corsair.  Mr. Brokaw was Managing Director in the Financial Institutions group at Goldman Sachs & Co. from 1999 to 2007 and worked in the Mergers and Acquisition group of J.P. Morgan from 1996 to 1999.  He has had extensive financial experience with banks and insurance companies involving demutulization, initial public offerings, mergers, acquisitions, and capital offerings.  Mr. Brokaw serves as a director of Torus Insurance Holdings.  He received his bachelor’s and J.D. degrees from the University of Virginia.

Mr. Brokaw has a breadth of experience in the financial services industries, having served in senior executive and director positions.  Mr. Brokaw’s extensive banking and related financial experience over his tenure at a private equity firm and two of the largest financial institutions in the country, provide a valuable perspective to United’s Board of Directors, making him well suited for the board.

L. Cathy Cox	Director since 2008
Age 54	Audit Committee
Nominating/Corporate Governance Committee Chairman
Compensation Committee Chairman

Ms. Cox has served on the Board of Directors of United and the board of United Community Bank since 2008. Ms. Cox has been President of Young Harris College, a private, liberal arts college in North Georgia, since 2007. In her short time at the college, she has moved the college from two-year to four-year status, increased enrollment of the institution by 50 percent, doubled the size of the faculty, and added nearly $50 million in new facilities to the campus.  Prior to joining the college, Ms. Cox served as the Georgia Secretary of State. Twice elected, in this role she served as the Commissioner of Securities, overseeing the regulation of the securities industry within the state. She also participated in one of the largest ever national settlements against national investment banks for state and federal law violations.

Ms. Cox was twice elected to the Georgia House of Representatives where she served on the House Judiciary Committee; Game, Fish and Parks Committee; State Institutions and Properties Committee; Georgia Code Revision Commission; and various House study committees. Prior to her public service, Ms. Cox worked as an attorney, first as an associate with Hansell & Post in Atlanta, Georgia, and then as a partner with Lambert, Floyd & Conger in Bainbridge, Georgia. She started her professional career as a newspaper reporter. Ms. Cox holds an A.S. degree from Abraham Baldwin Agricultural College, an A.B.J. degree from University of Georgia, and a J.D. from Mercer University School of Law. She was Editor-in-Chief of the Mercer Law Review.

Ms. Cox provides a very unique combination of legal, governmental and educational experience to the Board of Directors. In her legal career, Ms. Cox served as legal counsel for community banks in Georgia. This, combined with her extensive government service, brings a depth of legal and governmental expertise to the Board. Her leadership of a college undergoing tremendous growth demonstrates Ms. Cox’s vision and strong management skills, and offers the perspective of a key educational institution to the Board. For these reasons, the Board believes Ms. Cox is well suited to serve on the Board of Directors.

Steven J. Goldstein	Director Since 2012
Age 61	Audit Committee Nominating/Corporate Governance Committee Compensation Committee

Mr. Goldstein joined the Board of Directors of United in 2012. He was executive vice president and chief financial officer of The Federal Home Bank of Atlanta from 2007 to 2011.  His responsibilities included financial and regulatory reporting, Sarbanes-Oxley compliance, accounting operations, oversight of financial modeling, and enterprise risk management.  Mr. Goldstein was senior vice president and chief financial officer of Royal Bank of Canada’s U.S. and International division from 2001 to 2006 following its acquisition of Centura Banks, Inc. where Mr. Goldstein had been chief financial officer from 1997 to 2001.  For the previous 16 years, Mr. Goldstein held several senior management roles with financial services consulting firms, and served as an analyst, and was a deputy director of the Office of Public and Economic Research at the Federal Home Loan Bank Board in Washington, D.C.  He began his career as Assistant Professor of Finance at the University of South Carolina. Mr. Goldstein received his bachelor’s, master’s and doctorate degrees from the University of Georgia.

Mr. Goldstein has decades of experience in the financial services industry having served in senior executive positions in finance and risk management at major banking and regulatory organizations.  Mr. Goldstein’s extensive banking and financial experience, including enterprise risk management, provide a valuable perspective to United’s Board of Directors and make him well suited for the board.

W. C. Nelson, Jr.	Director since 1988
Age 69	Chairman of the Board
Nominating/Corporate Governance Committee
Compensation Committee

Mr. Nelson has served on the Board of Directors of United since its formation in 1988, and has served as Chairman since March 2012 and Vice Chairman from 1992 through March 2012. He has served on the board of United Community Bank since 1974. Mr. Nelson is the co-owner and operator of Nelson Tractor Co. in Blairsville, Georgia, a dealer of farm and light industrial equipment established by the Nelson family in 1949. In this capacity, he has served on the Ford Tractor National Dealer Council, as well as the Kubota National Dealer Advisory Board representing southeast U.S. dealers. Mr. Nelson attended Young Harris College and The Georgia Institute of Technology. He has been a member of the Union County (Georgia) Development Board for more than 30 years and has served as chairman for 15 years. Mr. Nelson is a current member of the Tennessee Valley Authority (TVA) Regional Resource Stewardship Council representing the state of Georgia, and is currently on the Young Harris Board of Associates and the Blairsville Downtown Development Authority.

In addition to owning and operating a thriving local business, Mr. Nelson’s managerial and leadership expertise is recognized by professional and governmental entities nationwide. In addition to his keen leadership, Mr. Nelson brings to the Board of Directors a broad community perspective due to his lengthy involvement in, and leadership of, varied local and regional municipal organizations – a valued perspective because of United’s strong commitment to the communities it serves. The Board believes that Mr. Nelson’s dedication to community development, as well as his decades of business leadership and board experience makes him well suited for the Board of Directors.

Thomas A. Richlovsky Age 61	Director since 2012 Audit Committee Chairman Nominating/Corporate Governance Committee Compensation Committee

Mr. Richlovsky joined the Board of Directors of United in 2012. He was executive vice president at PNC Financial Services Group Inc. from 2009 to 2011, following PNC’s acquisition of National City Corporation in December 2008.  While at PNC, he assisted with the integration of National City’s financial functions as well as managed or co-managed several areas within the PNC finance group.  Mr. Richlovsky was chief financial officer, treasurer and principal accounting officer of National City at the time of its acquisition by PNC.  During his 30-year tenure with National City (1978-2008), he assumed progressively greater responsibilities and gained extensive financial, accounting, and treasury expertise. At the time of the sale of National City and subsequent integration into PNC, he was a key executive and assisted in the transition with regulators, investors, and other external constituents.  Mr. Richlovsky began his career as an auditor in 1973 with Ernst & Ernst, a predecessor firm of Ernst & Young LLP, in Cleveland, Ohio.  Mr. Richlovsky received his bachelor’s degree from Cleveland State University and is a CPA.

Mr. Richlovsky has extensive experience in the financial services industry, having served in senior executive positions in finance, accounting and treasury at major banking organizations.  Mr. Richlovsky’s expertise and experience in these finance related areas of banking will provide a valuable perspective to United’s Board of Directors, making him well suited for the Board.

Tim R. Wallis	Director since 1999
Age 61	Nominating/Corporate Governance Committee
Compensation Committee

Mr. Wallis is owner and president of Wallis Printing in Rome, Georgia. Previously, he worked in production and sales at what was then Brazelton-Wallis Printing Company from 1974 until 1985, when he became owner and president. In addition to serving on the Board of Directors of United, Mr. Wallis also serves as chairman on the community bank board of United Community Bank – Rome. He has served on the board of directors of the Printing and Imaging Association of Georgia (PIAG) and was chairman of the association’s Government Relations Committee. In this capacity he worked directly with PIAG legislative liaisons at both the state and national levels. Mr. Wallis currently serves on the Georgia Chamber of Commerce board of directors. He also has served on the Darlington School board of trustees, Georgia Southern College Foundation board of trustees, Rome/Floyd YMCA board of trustees, and the United Way of Rome and Floyd County board of trustees. He is a graduate of Georgia Southern University.

Mr. Wallis has been a community leader and long-term owner of a small business. With United’s interest in small business and commercial banking, Mr. Wallis brings a valuable perspective and insight to the Board. His varied experience in a number of community boards, as well as his service on the United Community Bank – Rome community bank board, gives the Board a much needed focus on the needs of our mid-size banking communities and the business owners within those communities. For these reasons, and his experience with statewide commerce, the Board believes Mr. Wallis is well suited to serve on the Board of Directors.

There are no family relationships between any director, executive officer, or nominee for director of United.

Recent Changes

At the completion of their terms at our Annual Meeting of Shareholders on May 22, 2013, Directors Robert L. Head, Jr. and John D. Stephens will retire.

Board Independence

The Board has considered and determined that a majority of the members of the Board of Directors are “independent”, as defined under applicable federal securities laws and the Nasdaq Listing Requirements.  During 2012, the independent directors were Directors Nelson, Blalock, Brokaw, Cox, Goldstein, Head, Richlovsky, Stephens and Wallis.  The independent directors meet in executive sessions every quarter without management.

Board Leadership

The Board has elected Director Nelson as Chairman. The Board believes that its current leadership structure is appropriate because Director Nelson is both a skilled businessmen with good judgment and is a substantial shareholder of United. As a result, he provides independent, shareholder-focused leadership to United.

Board Committees

The Board currently has, and appoints members to, three standing committees: the Audit Committee, the Nominating/Corporate Governance Committee and the Compensation Committee. Each member of these committees is independent and each committee has a charter approved by the Board, which are available on United’s website, www.ucbi.com.

Identified below are the members of the committees as of March 15, 2013 (M - member; C - chairman):

Name	Audit	Nominating/ Corporate Governance	Compensation

W. C. Nelson, Jr.		M	M

Robert H. Blalock	M	M	M

Clifford V. Brokaw		M	M

L. Cathy Cox	M	C	C

Steven J. Goldstein	M	M	M
Robert L. Head, Jr. (1)		M	M

Thomas A. Richlovsky	C	M	M

John D. Stephens(1)		M	M
Jimmy C. Tallent

Tim R. Wallis		M	M

(1)	Retiring at the end of his term on May 22, 2013.

Audit Committee

The Audit Committee assists the Board in its general oversight and serves as an independent and objective party to monitor United’s financial reporting process and internal control systems, to review and assess the performance of the independent registered public accountants and internal auditing department, and to facilitate open communication among the independent registered public accountants, senior and financial management, the internal auditing department, and the Board of Directors. Certain specific responsibilities of the Audit Committee include recommending the selection of independent registered public accountants, meeting with the independent registered public accountants to review the scope and results of the annual audit, reviewing with management and the internal auditor the systems of internal controls and internal audit reports, ensuring that United’s books, records, and external financial reports are in accordance with U.S. generally accepted accounting principles, and reviewing all reports of examination made by regulatory authorities and ascertaining that any and all operational deficiencies are satisfactorily corrected.

The Board of Directors has determined that all of the members of the Audit Committee have sufficient knowledge in financial and accounting matters to serve on the Audit Committee, including the ability to read and understand fundamental financial statements.  The Board of Directors has determined that all of the members of the Audit Committee are “financially sophisticated”, as defined under the Nasdaq Listing Requirements, and that Directors Goldstein and Richlovsky qualify as “audit committee financial experts” in accordance with the applicable rules and requirements of the SEC.

The Audit Committee met 11 times during 2012.

Nomination/Corporate Governance Committee

The Nominating/Corporate Governance Committee reviews United’s Corporate Governance Guidelines and policies and monitors compliance with those guidelines and policies. In addition, the Nominating/Corporate Governance Committee is responsible for identifying individuals qualified to become Board members and recommending to the Board of Directors nominees for election and candidates for each committee appointed by the Board. The Nominating/Corporate Governance Committee met one time during 2012.

Compensation Committee

The Compensation Committee is responsible for establishing and administering the policies that govern the compensation arrangements for executive officers and other senior officers. The Compensation Committee is also responsible for oversight and administration of certain executive and employee compensation and benefit plans, including the Amended and Restated 2000 Key Employee Stock Option Plan (the “Equity Plan”), the Deferred Compensation Plan (as defined herein) and the Modified Retirement Plan and general compensation arrangements for all employees. It periodically reviews and makes recommendations to the Board with respect to directors compensation. The Compensation Committee met five times during 2012.

Board Meetings

The Board of Directors held 17 meetings during 2012. All of the directors attended at least 75 percent of the meetings of the Board and meetings of the committees of the Board on which they served that were held during 2012. Directors are expected to be present at the Annual Meeting of United. Nine of the directors attended the 2012 Annual Meeting of United.

Risk Oversight

Risk oversight of United is the responsibility of the Board of Directors. The Board administers this oversight function by evaluating various components of risk to the company at each meeting of the Board. United believes that its Board leadership structure facilitates careful oversight of risk to United. The structure of the Board provides strong oversight by the independent directors, with the independent directors meeting frequently in executive sessions of the Board without management. These executive sessions allow the Board of Directors to review key decisions and discuss matters in a manner that is independent of management.

Vote Required

Each proxy executed and returned by a shareholder will be voted as specified thereon by the shareholder. If any nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by the Board of Directors as a substitute nominee, but in no event will the proxy be voted for more than eight nominees. Management of United has no reason to believe that any nominee will not serve if elected. All of the nominees are currently directors of United.

Pursuant to the Georgia Business Corporation Code, directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in an election at a meeting at which a quorum is present, even though the nominees may not receive a majority of the votes cast. However, as described in “Corporate Governance - Majority Vote Requirement”, under certain instances, nominees who are elected receiving less than a majority vote may be asked to resign. A quorum is present when the holders of a majority of the shares outstanding on the record date are present at a meeting in person or by proxy. An abstention or a broker non-vote will be included in determining whether a quorum is present at the meeting, but will not have any other effect on the outcome of a vote.

Recommendation

The Board of Directors unanimously recommends a vote “FOR” each nominee for director.

CORPORATE GOVERNANCE

Director Nominations

General

The Board of Directors nominates individuals for election to the Board based on the recommendations of the Nominating/Corporate Governance Committee. A candidate for the Board of Directors must meet the eligibility requirements set forth in United’s Bylaws, Corporate Governance Guidelines and in any applicable Board or committee resolutions.

Nominating/Corporate Governance Committee Procedures

The Nominating/Corporate Governance Committee considers qualifications and characteristics that it, from time to time, deems appropriate when it selects individuals to be nominated for election to the Board of Directors. These qualifications and characteristics include, without limitation, the individual’s interest in United, his or her United shareholdings, independence, integrity, business experience, education, accounting and financial expertise, age, diversity, reputation, civic and community relationships, and knowledge and experience in matters impacting financial institutions. In addition, prior to nominating an existing director for re-election to the Board of Directors, the Nominating/Corporate Governance Committee will consider and review an existing director’s Board and committee attendance and performance.

Shareholder Nominations

The Board of Directors and Nominating/Corporate Governance Committee of the Board will consider all director nominees properly recommended by any United shareholders in accordance with the standards described above. Any shareholder wishing to recommend a candidate for consideration as a possible director nominee for election at an upcoming meeting of shareholders must provide timely, written notice to the Board of Directors in accordance with the procedures available on United’s website, www.ucbi.com. The following is a summary of these procedures:

•
In order to be considered timely, a nomination for the election of a director must be received by United no less than 120 days before the anniversary of the date United’s proxy statement was mailed to shareholders in connection with the previous year’s annual meeting.

•	A shareholder nomination for director must set forth, as to each nominee such shareholder proposes to nominate:

1.	the name and business or residence address of the nominee;

2.	an Interagency Biographical and Financial Report available from the Federal Deposit Insurance Corporation completed and signed by the nominee;

3.	the number of shares of Common Stock of United which are beneficially owned by the person;

4.	the total number of shares that, to the knowledge of nominating shareholder, would be voted for such person; and

5.	the signed consent of the nominee to serve, if elected.

•	The notice by a nominating shareholder shall also set forth:

1.	the name and residence address of such nominating shareholder; and

2.	the class and number of shares of Common Stock of United which are beneficially owned by such shareholder.

Notices shall be sent to the Secretary, United Community Banks, Inc., P.O. Box 398, Blairsville, Georgia 30514-0398. There were no director nominations proposed for this year’s Annual Meeting by any shareholder.

Majority Vote Requirement

United’s majority vote policy states that nominees for director who are elected but receive less than a majority of the votes cast for the election of directors may be asked to resign. The policy allows the Board to waive this majority vote requirement where a general campaign against the election of a class of directors of public companies resulted in a United nominee being elected with less than a majority vote without consideration of the particular facts and circumstances applicable to the individual United nominee. A waiver of the majority vote requirement will not be permitted if the votes cast resulted from a campaign directed specifically against the election of an individual United nominee, even in circumstances where a majority of the Board of Directors disagrees with those voting against that director’s election.

Code of Ethical Conduct

United has adopted a Code of Ethical Conduct designed to promote ethical conduct by all of United’s directors and principal financial and executive officers. The Code of Ethical Conduct complies with the federal securities law requirement that issuers have a code of ethics applicable to principal financial officers and with applicable Nasdaq Listing Requirements. United’s Code of Ethical Conduct is available on its website and was filed as Exhibit 14 to its Annual Report on Form 10-K for the year ended December 31, 2003. United has not had any amendment to or waiver of the Code of Ethical Conduct. If there is an amendment or waiver, United will post any such amendment or waiver on the company’s website, www.ucbi.com.

Shareholder Communication

The Board of Directors maintains a process for shareholders to communicate with the Board. Shareholders wishing to communicate with the Board of Directors should send any communication in writing to the Secretary, United Community Banks, Inc. P.O. Box 398, Blairsville, Georgia 30514-0398. Any such communication must state the number of shares beneficially owned by the shareholder making the communication. The communication will be forwarded to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is illegal or otherwise inappropriate, in which case the communication will be disregarded.

Certain Relationships and Related Transactions

United has a written related person transaction policy that governs the review, approval and ratification of any transaction that would be required to be disclosed by United pursuant to Item 404 of Regulation S-K under the Securities Act of 1933, as amended. The Board of Directors of United or the Audit Committee must approve all such transactions under the policy.

Prior to entering into such a related person transaction or an amendment thereof, the Board or Audit Committee must consider all of the available relevant facts and circumstances, including if applicable, benefits to United, the impact of a transaction on a director’s independence, the availability of other sources for comparable products or services, the terms of the transaction, and the terms available to or from unrelated third parties or employees generally, as the case may be. No member of the Board or Audit Committee shall participate in any review, consideration, or approval of any related person transaction with respect to which such member or any of his or her immediate family members is a related person.

Neither the Board of Directors of United nor the Audit Committee has approved any related person transactions during the past three years in accordance with United’s written related person transaction policy.

United’s wholly-owned subsidiary, United Community Bank (the “Bank”), has, and expects to have in the future, banking transactions in the ordinary course of business with directors and officers of United and other related persons, on the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with unaffiliated third parties. Such transactions have not involved more than the normal risk of collectability or presented other unfavorable features.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

Overview

The Compensation Committee of the Board of Directors has the important responsibility of ensuring that United’s executive compensation policies and practices are based on three simple principles:

•	pay competitively within our industry;

•	pay for appropriate performance based on pre-established goals; and

•	design compensation programs with sound risk management practices and a balance between short-term and long-term objectives that provide for value creation for the company and our shareholders.

In addition to its focus on compensation matters, the Compensation Committee occasionally recommends policies related to leadership development and employee retention for consideration by the Board of Directors.

The Compensation Committee considered, among other things, the following significant matters when making its 2012 compensation decisions:

•
Economic conditions and the credit environment continued to be difficult throughout 2012. With the depressed real estate market and high unemployment, business activity across a wide range of industries and regions was greatly reduced and local governments and businesses continued to be in serious difficulty due to the lack of consumer spending and the lack of liquidity in the credit markets. This overall environment and difficulty in United’s markets improved slightly during the year but still led to further declines in real estate values and elevated levels of non-performing loans and charge-offs during 2012.

•
United recognized net income of $33.9 million for 2012 compared to a net loss of $226.7 million in 2011.  The improvement was driven by lower charge-offs and provisions for loan losses and benefited from higher fee revenue while significantly lowering operating expenses. Overall, this performance represented a modest return on equity of 6.43% for 2012.

In addition, United held an advisory “say on pay” vote in 2012 on the compensation of its executive officers.  United’s shareholders overwhelmingly approved such compensation with 98% of votes cast voted in favor of the say on pay resolution.  As the Compensation Committee evaluated its compensation policies and overall objectives for 2013, it took into consideration this strong support of United’s shareholders.  As a result, the Compensation Committee decided to retain the general approach and structure of United’s compensation plan for its executive officers.

In the future, the Compensation Committee will continue to take the results of the say on pay vote into account.  While this vote was not binding on United, our Board of Directors or our Compensation Committee, we value the opinions of our shareholders and, to the extent there is any significant vote against the compensation of our executive officers, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

As used in this “Compensation of Executive Officers and Directors” section, the following executives of United are referred to collectively as the “Named Executive Officers”: Jimmy Tallent – United’s President and Chief Executive Cfficer; Lynn Harton – United’s Chief Operating Officer, Rex Schuette – United’s Executive Vice President and Chief Financial Officer; David Shearrow – United’s Executive Vice President and Chief Risk Officer; and Glenn White – United’s President of the Atlanta region.

Philosophy

United’s compensation programs are designed to attract and retain key employees, motivating them to achieve desired goals, both short and long-term, creating expectations for positive results and rewarding them for strong performance. Different programs are geared to short and long-term performance with the goal of increasing shareholder value over the long term. Because United believes the performance of every employee is important to the company’s success, it is mindful of the effect of executive compensation and incentive programs on all of its employees and tries to establish programs that are fair in light of the compensation programs for all other employees.

United believes that the compensation of the company’s senior executives should reflect their success as a management team and as individuals in attaining key operating objectives, such as growth of revenue, loans and deposits; growth of earnings and earnings per share; growth or maintenance of market share, long-term competitive advantage, customer satisfaction and operating efficiencies; and, ultimately, in attaining long-term growth in the market price of United’s stock. At the same time, United does not believe its executive compensation programs should encourage unnecessary or excessive risks. United believes that the performance of its senior executives in managing the company, considered in light of economic, industry and competitive conditions, should be the basis for determining their overall compensation.

United also believes that compensation should not be excessive or based on the short-term performance of United’s stock, whether favorable or unfavorable, but rather that the price of United’s stock will, in the long-term, reflect the company’s operating performance, and ultimately, the management of the company by its executives. United seeks to have the long-term performance of its stock reflected in executive compensation through its stock option, restricted stock and other equity incentive programs.

Regulatory Limits

TARP Capital Purchase Program. Throughout 2012, United was subject to significant executive compensation standards while the United States Department of Treasury (“Treasury”) owned preferred shares of United purchased pursuant to Treasury’s TARP Capital Purchase Program (“TARP”). Such executive compensation standards included:

•
a prohibition on bonuses, retention awards and other incentive compensation, other than the granting of restricted stock awards which are limited to one-third of an employee’s total annual compensation and further, that do not fully vest while Treasury holds an investment;

•	a prohibition on making any payments for departure from United other than compensation earned for services rendered or accrued benefits;

•
subjecting bonus, retention awards and other incentive compensation to repayment (clawback) if such payments were based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate;

•	a prohibition on compensation plans that encourage manipulation of reported earnings;

•	an agreement to limit a claim for a federal income tax deduction with respect to a senior executive’s compensation that exceeds $500,000 per year;

•
a required company-wide policy regarding excessive or luxury expenditures including office and facility renovations, aviation or other transportation services and other activities or events that are not reasonable expenditures for staff development, reasonable performance incentives or similar measures in the ordinary course of business; and

•	inclusion of a “say-on-pay” proposal to a non-binding vote of shareholders at the annual meetings, whereby shareholders vote to approve the compensation of executives.

On March 28, 2013, Treasury sold all of the preferred shares of United it purchased pursuant to TARP. United is no longer subject to the TARP executive compensation standards.

Incentive Compensation Plan Risk Assessment. The SEC requires that the Compensation Committee review United’s compensation arrangements with the members of management responsible for risk management for all employees to determine if any such arrangements create risks that are reasonably likely to have a material adverse effect on United. The Compensation Committee also considers whether they encourage excessive or unnecessary risk-taking by our senior executive officers. As part of its review, the Compensation Committee considers the various risks to which United is subject, including market, liquidity, interest rate, operational, financial, credit quality, reputational and other risks, and how United’s incentive compensation programs may contribute to risk. The Compensation Committee also considered United’s controls and actions taken to mitigate and monitor those risks.

During 2012, no bonuses, retention awards and other incentive compensation payments could be made to senior executive officers while Treasury held an investment pursuant to TARP. As a result, the Compensation Committee determined that none of the incentive compensation plans applicable to Named Executive Officers create or encourage undue risks or are reasonably likely to have a material adverse effect on United. Generally, the Compensation Committee concluded that United’s incentive compensation programs applicable to senior management are designed to encourage long-term growth and shareholder value-creation and the delivery of superior customer service to promote core loan and deposit growth.

United maintains incentive compensation plans that pay loan and deposit production incentives to bank personnel. Incentives are paid for various measures of production consistent with United’s goals for the year. As part of the Compensation Committee’s risk assessment, the Committee noted that the incentive compensation plans for lenders presented somewhat more risk than other plans because commissions were based on loan production volume and constituted a higher portion of the company’s incentive compensation expense than the other plans. However, as part of the risk assessment, the Compensation Committee concluded that these plans do not create risks that are reasonably likely to have a material adverse effect on United because all loans must be approved by credit underwriting personnel and, depending on the size of the loan or credit relationship, by bank or executive management prior to being made and management has the ability to adjust bonus payments down based on the performance of the loan.

Administration

Generally, the Compensation Committee reviews the performance and approves all compensation of United’s senior executives and, based upon this evaluation, establishes their compensation. For all senior executives other than the Chief Executive Officer, the Chief Executive Officer makes recommendations to the Compensation Committee.

No Compensation Committee member has been an officer or employee of United, and the Board has considered and determined that all of the members are independent as defined under the Nasdaq Listing Requirements. Several members of the Compensation Committee have a significant percentage of their net worth invested in shares of United and all members have interests aligned with the interests of other shareholders. The Compensation Committee’s charter is available in the corporate governance section of United’s website, www.ucbi.com.

Though not members of the Compensation Committee in 2012, Jimmy Tallent, United’s President and Chief Executive Officer, Lynn Harton, United’s Chief Operating Officer, Rex Schuette, United’s Executive Vice President and Chief Financial Officer and David Shearrow, United’s Executive Vice President and Chief Risk Officer, were invited to most Compensation Committee meetings. Although all invitees may participate in discussions and provide information that the Compensation Committee considers (except for discussions with respect to any invitee’s own compensation, in which an executive does not participate), invitees do not participate in voting and decision-making.

In setting and approving compensation of senior executives, the Compensation Committee considers objective measurements of business performance, the accomplishment of strategic and financial objectives, the development of management talent within the company, and other matters relevant to the short-term and the long-term success of the company and the enhancement of shareholder value in the broadest sense. As described above, the Committee also considered the recommendations of Mr. Tallent in 2012 with respect to the other Named Executive Officers, not including Mr. Tallent.

In performing its responsibilities for executive compensation, the Compensation Committee has sole authority to, and does to the extent it deems necessary or desirable, retain and consult with outside professional advisors. During 2011, Mercer, LLC performed a study of the compensation of executive management of companies within the industry and with companies of comparable size. The groups used to compare executive compensation include (1) a peer group of 12 bank holding companies with asset sizes ranging from $6.0 to $9.9 billion and a median of $8.3 billion (the “Peer Group”) and (2) a reference group of 11 bank holding companies with asset sizes ranging from $11.6 to $14.5 billion with a median asset size of $13.4 billion (the “Reference Group”). The Peer Group consisted of Boston Private Financial Holdings, Inc., CapitalSource, Inc., F.N.B. Corporation, First Financial Bancorp, First Midwest Bancorp, Inc., IBERIABANK Corporation, National Penn Bancshares, Inc., Old National Bancorp, Park National Corporation, Sterling Financial Corporation, Trustmark Corporation and United Bancshares, Inc. The Reference Group consisted of BancorpSouth, Inc., Bank of Hawaii Corporation, FirstMerit Corporation, International Bancshares Corporation, Private Bancorp, Inc., Signature Bank, Susquehanna Bancshares, Inc., UMB Financial Corporation, Umpqua Holdings Corporation, Valley National Bancorp and Wintrust Financial Corporation. The Compensation Committee also compared United’s executive compensation to published executive compensation surveys, including bank holding companies with similar asset sizes, compiled with the assistance of Mercer.

The Compensation Committee compared the performance of United to the performance of the companies in the Peer Group and Reference Group and established United’s compensation practices similar to or more or less than such companies consistent with its goal of competitively compensating United’s Named Executive Officers. The Compensation Committee has attempted to compensate its Named Executive Officers comparable to executive officers at Peer Group and Reference Group companies but generally above the median compensation paid to the Peer Group. The Compensation Committee also used Mercer’s 2011 analysis to assist in determining the amounts of each element of compensation.

Due to the compensation restrictions of TARP that remained throughout 2012 and the modest return to profitability in 2012, the Compensation Committee elected not to update Mercer’s 2011 report during 2012.

Elements of Compensation

Compensation for each senior executive is allocated among annual base salary, annual non-equity incentive awards and equity incentive awards. The Compensation Committee chooses to pay each element of compensation in order to attract, retain and motivate highly qualified executive talent, reward superior annual performance and provide incentives for their balanced focus on long-term strategic goals and increasing shareholder value as well as short-term performance. The amount of each element of compensation is determined by or under the direction of the Compensation Committee, which uses the following factors to determine the amount of salary and other benefits to pay each executive: performance against corporate and individual objectives for the previous year; difficulty of achieving desired results in the coming year; value of their unique skills and capabilities to support United’s long-term performance; performance of their general management responsibilities; and, contribution as a member of the executive management team.

Although the Compensation Committee does not set overall compensation targets and then allocate among the elements, it does review total compensation when making decisions on each element of compensation to ensure that the total compensation for each senior executive is justified and appropriate in the best interests of the company.

Annual Base Salary. United strives to provide its senior executives with a level of assured cash compensation in the form of annual base salary that is competitive with companies in the financial services industry and companies that are comparable in size and performance.

The Compensation Committee reviews base salaries annually and makes adjustments, in light of past individual performance as measured by both financial and non-financial factors and the potential for making significant contributions in the future, to ensure that salary levels remain appropriate and competitive. With respect to all senior executives, other than the Chief Executive Officer, the Compensation Committee also considers Mr. Tallent’s recommendations and assessment of each officer’s performance, his or her tenure and experience in his or her respective positions, and internal comparability considerations.

No base salary adjustments were made for any of the Named Executive Officers during 2012.

Non-Equity Incentive Awards. The Compensation Committee believes that its senior management’s incentive compensation should be linked directly to achievement of specified financial and non-financial objectives.  As a result, the Compensation Committee adopted and the shareholders approved United’s  Management Annual Incentive Plan (the “Management Incentive Plan”) in 2007. This “pay for performance” plan governs the level of bonuses that could be awarded by the Compensation Committee to senior executive officers.

Under the  Management Incentive Plan, the Compensation Committee strives to link salary and non-equity incentives to objective standards of performance and may consider the non-financial factors discussed earlier and various financial performance measures, including operating and reported earnings per share; returns on equity, tangible equity and assets; revenue, loan and deposit growth; operating efficiency; loan and credit quality; and customer satisfaction scores. In addition, the plan was designed to qualify for compliance with the limitations on executive compensation deductions under Section 162(m) of the Internal Revenue Code of 1986, as amended.

Other than a $50,000 signing incentive paid to Mr. Harton when he joined United, the Compensation Committee did not grant any non-equity incentive compensation awards or cash bonuses under the Management Incentive Plan between 2007 and 2012.

Equity Incentive Awards. An important element of compensation in the banking industry is the provision of long-term incentives in the form of equity awards such as stock options, restricted stock, and restricted stock units. United also regards equity incentive awards as a key retention tool. These considerations are paramount in the Compensation Committee’s determination of the type of an award to grant and the number of underlying awards to be granted. Because of the direct relationship between the value of an option, restricted stock or restricted stock units and the market price of United’s Common Stock, United believes that granting these equity incentive awards are the best method of motivating executive and other senior management to manage the company in a manner that is consistent with the long-term interests of United’s shareholders.

Equity incentive awards are granted under the Equity Plan, which is a broad-based, shareholder approved plan covering Named Executive Officers, other members of senior management and other key management personnel. The Equity Plan permits United to grant stock options, restricted stock and restricted stock units and provides additional flexibility, if circumstances of United’s business and opportunities warrant, to grant other forms of equity-based compensation.

The Equity Plan does not permit the grant price for stock options to be reduced after the initial grant date. Participants may not exercise stock options, or receive restricted stock or restricted stock units until they vest. Because the exercise price of stock options is the fair market value of the underlying stock on the date of grant, participants do not realize any benefit from such stock options unless United’s stock price appreciates prior to their maturity.

During 2012, no options to acquire shares of Common Stock were awarded by the Compensation Committee.

During 2012, the Compensation Committee awarded 160,000 restricted stock units in connection with employment offers, including 150,000 restricted stock units granted to Mr. Harton when he joined United.  One-half of the restricted stock units granted to Mr. Harton will vest on the second and third anniversaries of the grant date and one-half will vest in 2015 and 2016 if certain performance targets are met.  No other restricted stock units were granted during 2012.

Retirement and Other Benefits

The Compensation Committee believes that retirement and deferred compensation benefits provide financial security to senior management and their families for their service to the company. As a result, United has adopted the following two plans:

Modified Retirement Plan. United maintains a modified retirement plan (the “Modified Retirement Plan”) for certain Named Executive Officers and other key personnel. See the disclosure provided in “Executive Compensation – Pension Benefits” for a description of the material terms of the Modified Retirement Plan and disclosure of 2012 benefits provided to the Named Executive Officers under the Modified Retirement Plan.

The annual benefits are calculated based on an officer’s seniority and position and generally range from 20 to 40 percent of base salaries.  Mr. Harton became a participant in the Modified Retirement Plan when he joined United.  No changes were made to the retirement benefits of any of the other Named Executive Officers in 2012.

Deferred Compensation Plan. In addition, United maintains a deferred compensation plan (the “Deferred Compensation Plan”) for senior management, members of the Board of Directors, members of United’s local community bank boards and certain other key personnel. See the disclosure provided in “Executive Compensation – Nonqualified Deferred Compensation” for a description of the material terms of the Deferred Compensation Plan and disclosure of 2012 benefits provided to the Named Executive Officers under the Deferred Compensation Plan.

Perquisites and Other Benefits

The perquisites provided to United’s Named Executive Officers in 2012 were the use of a company-owned car or a car allowance and the payment of the dues for club memberships that are not used exclusively for business purposes. These personal benefits are generally provided to similarly situated financial institution executives in the company’s market areas, and United believes it is appropriate to award its senior executives with similar benefits.

United also provides matching contributions of up to 5% of the bonus contributions to the Deferred Compensation Plan.  Through the first quarter of 2012, United matched employee contributions dollar-for-dollar up to 5% of qualifying compensation.  Effective April 1, 2012, the matching contribution was reduced to 50% of employee contributions up to 5% of qualifying compensation.  United’s Named Executive Officers also participate in company-wide contributions to the 401(k) Plan (as defined herein) and receive other benefits on the same terms as other employees, which plans include medical, dental and life insurance.

Severance Benefits

Generally, stock options, restricted stock and restricted stock unit awards do not continue to vest for United’s Named Executive Officers in the event of the officer’s termination without cause or a termination by the officer for Good Reason (as defined in the award agreements). Mr. White’s option grants could accelerate upon a Change in Control (as defined in his employment agreement). Otherwise, all options and restricted stock awards cease vesting upon termination of employment.

As required by the acquisition agreement pursuant to which United acquired Gwinnett Commercial Group, United entered into an employment agreement with Mr. White consistent with an existing agreement he had with such company. United also entered into an employment agreement with Mr. Harton when he joined United in 2012. See the disclosure provided in “Executive Compensation - Agreements with Executive Officers” for a description of the material terms of such employment agreements, including severance benefits payable to Mr. White and Mr. Harton under certain circumstances.

United does not provide for any other severance benefits to its Named Executive Officers, except as described below.

Benefits Upon a Change in Control

United’s senior management has substantially contributed to the success of United, and the company believes that it is important to protect them in the event of a change in control. Further, it is United’s belief that the interests of shareholders will be best served if the interests of its senior management are aligned with them, and providing change in control benefits should reduce any reluctance of senior management to pursue potential change in control transactions that may be in the best interests of shareholders.

For that reason, United’s Named Executive Officers have each entered into agreements with the company, the terms of which are described in “Executive Compensation - Agreements with Executive Officers and Post-Employment Compensation”. The Compensation Committee has established the payment and benefit levels to be paid to the Named Executive Officers following a change in control under these agreements consistent with what the Compensation Committee believes is standard for financial institution executives in the markets in which United operates.

Based upon (1) a hypothetical change in control and (2) the termination of our Named Executive Officers as of December 31, 2012, all payments of compensation and benefits under the agreements with such officers would be payable in a lump sum (except for Mr. White, who would be paid in 24 monthly installments) and in the following approximate amounts: Mr. Tallent $1,660,000; Mr. Harton $996,000, Mr. Schuette $950,000; Mr. Shearrow $986,000; and Mr. White $996,000.  The Compensation Committee believes that these potential benefits would be minor relative to the substantial transaction value for United’s shareholders.

None of these payments would be considered an “excess severance payment” to any senior executive officer, as defined under Section 280G of the Internal Revenue Code of 1986, as amended (an “Excess Severance Payment”), but all of such payments by United would have been prohibited during 2012 because, during that time, Treasury owned the preferred stock it purchased under the TARP. As previously described, that prohibition terminated when Treasury sold all of its preferred shares on March 28, 2013.

Executive Compensation

Summary Compensation Table

The following table sets forth the compensation paid during the past three years to the Named Executive Officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary(1)		Bonus(1)		Restricted Stock Unit Awards(2)		Stock Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Deferred Compensation Earnings(4)	All Other(5)	Total
Jimmy C. Tallent	2012	$500,000		$—		$—		$—	$—	$217,063	$68,838	$785,901
President and	2011	454,000		—		199,998		—	—	379,746	77,795	1,111,539
Chief Executive	2010	400,000		—		—		—	—	264,152	80,126	744,278
Officer

H. Lynn Harton	2012	142,200	(6)	50,000	(7)	1,297,500	(8)	—	—	16,686	12,350	1,518,736
Chief Operating	2011	—		—		—		—	—	—	—	—
Officer	2010	—		—		—		—	—	—	—	—

Rex S. Schuette	2012	483,500	(9)	—		—		—	—	236,723	25,976	746,199
Executive Vice	2011	410,850	(9)	—		241,490		—	—	351,246	31,374	1,034,960
President	2010	314,500		—		—		—	—	243,686	29,438	587,624
and Chief Financial
Officer

David P. Shearrow	2012	483,500	(9)	—		—		—	—	76,486	17,882	577,868
Executive Vice	2011	410,850	(9)	—		241,490		—	—	80,778	24,787	757,905
President	2010	312,500		—		—		—	—	46,465	20,920	379,885
and Chief Risk
Officer

Glenn S. White	2012	320,000		—		—		—	—	—	23,250	343,250
Regional President,	2011	320,000		—		71,750		—	—	—	28,295	420,045
Atlanta Region	2010	320,000		—		—		—	—	—	30,049	350,049

(1)
Amount shown for salary was either paid in cash, stock or deferred, as elected by the executive under the Deferred Compensation Plan. See the “Nonqualified Deferred Compensation – Activity For 2013” table for the executive’s contributions and earnings.

(2)
The amounts shown reflect the aggregate grant date fair value of the restricted stock units. The assumptions made when calculating the grant date fair value of stock options are found in Note 22 to the Consolidated Financial Statements of United contained in its Annual Report on Form 10-K for the year ended December 31, 2012.

(3)
Non-equity incentive plan compensation includes amounts earned under the Management Incentive Plan as a result of achieving the goals specified for the designated year and other cash retention payments. Because the performance measures were not met for 2012, 2011 or 2010, no non-equity incentive compensation awards were granted by the Compensation Committee.

(4)
Includes the annual change in the present value of the executive’s accumulated benefits under the Modified Retirement Plan. The change in present value reflects higher actuarial charges for revisions to the key actuarial assumptions, principally lowering the discount rate to 4.0 percent in 2012 and 4.5 percent in 2011, and plan benefits payable to participants. See the “Pension Benefits” and “Nonqualified Deferred Compensation – Activity For 2012” tables for additional information. The Deferred Compensation Plan does not credit above-market or preferential earnings, so no amounts are included in this column with respect to the Deferred Compensation Plan.

(5)
Amounts shown include: (i) matching 401(k) and profit sharing contributions to the 401(k) Plan on behalf of the executive; (ii) matching 401(k) contributions on behalf of the executive to the Deferred Compensation Plan (see the “Nonqualified Deferred Compensation –Activity For 2012” table for additional information); (iii) the value of personal travel or allowance for a company-owned car; (iv) club membership dues that are not used exclusively for business purposes; (v) dividends on unvested restricted stock awards; (vi) life insurance premiums paid on behalf of the executive; and (vii) directors fees paid to the executive for serving on subsidiary and community bank boards. Certain executives received directors fees in 2012, 2011 and 2010, respectively, of $37,400, $37,400 and $37,400 for Mr. Tallent and $3,000, $3,000 and $3,000 for Mr. White.

(6)
Includes $12,057 of salary paid in the form of 1,397 shares of Salary Stock. The number of shares issued each semi-monthly pay period to Mr. Harton had a value on the date of issuance of $1,687 each, which was net of $1,247.22 of withholding taxes, resulting in individual grants ranging from 183 to 235 shares at a per share grant date value of $9.26 to $8.25. The Salary Stock was fully vested upon issuance.

(7)	Mr. Harton was paid a $50,000 signing bonus when he joined United.
(8)
Represents 150,000 restricted stock units granted to Mr. Harton when he joined United.  One-half of the restricted stock units will vest on the second and third anniversaries of the grant date and one-half will vest in 2015 and 2016 if certain performance targets are met.

(9)
Includes $79,800 and $72,300, respectively, of salary paid in the form of 9,546 shares and 5,070 shares, respectively of Salary Stock in 2012 and 2011. The number of shares issued each semi-monthly pay period to Mr. Schuette and Mr. Shearrow had a value on the date of issuance of $3,325 each, which was net of $2,238 of withholding taxes, resulting in individual grants ranging from 341 to 513 shares in 2012 and 304 to 494 shares in 2011 at a per share grant date value of $9.75 to $6.49 in 2012 and $10.93 to $6.73 in 2011. The Salary Stock was fully vested upon issuance.

Grants of Restricted Stock Units, Stock Options, and Stock Awards

When granting equity awards, the Compensation Committee sets the option exercise price or equity award price at the market closing price on the date of grant. Both stock options and restricted stock awards vest over a number of years in order to encourage employee retention and focus management’s attention on sustaining financial performance and building shareholder value over an extended term.

GRANTS OF PLAN-BASED AWARDS

		Number of	Number of	Number of
		Restricted Stock	Other Stock	Stock
Name	Grant Date	Unit Awards	Awards	Option Awards

Mr. Tallent	—	—	—	—
Mr. Harton	September 14, 2012	150,000	—	—
	Various(1)	—	1,397	—
Mr. Schuette	Various(1)	—	9,546	—
Mr. Shearrow	Various(1)	—	9,546	—
Mr. White	—	—	—	—
Mr. Gilbert	—	—	—	—

(1)
Represents shares of Salary Stock awarded semi-monthly during 2012.  The number of shares issued each semi-monthly pay period to Mr. Harton had a value on the date of issuance of $1,680, net of withholding taxes, resulting in individual grants ranging from 183 to 206 shares at a per share grant date value of $8.25 to $9.26, respectively.  The number of shares issued each semi-monthly pay period to Mr. Schuette and Mr. Shearrow had a value on the date of issuance of $3,325, net of withholding taxes, resulting in individual grants ranging from 341 to 513 shares at a per share grant date value of $6.49 to $9.75, respectively.  The Salary Stock was fully vested upon issuance.

 Stock Option Exercises and Restricted Stock Vesting

The following table sets forth the value realized upon the exercise of stock options and the vesting and settlement of restricted stock units for the Named Executive Officers during 2012.

STOCK OPTION EXERCISES AND VESTING OF RESTRICTED STOCK UNITS

	Stock Option Awards		Restricted Stock Unit Awards
Name	Number Exercised	Value Realized(1)	Number Vesting	Value Realized(2)

Mr. Tallent	—	—	208	$1,579
Mr. Harton	—	—	—	—
Mr. Schuette	—	—	181	1,374
Mr. Shearrow	—	—	181	1,374
Mr. White	—	—	2,233	17,343

(1)	Represents the difference between the closing price of United’s Common Stock on the date of exercise and the per share option exercise price, multiplied by the number of options exercised.
(2)	Represents the value realized by multiplying the number of restricted stock unit awards vesting by the closing price of United’s Common Stock on the date of vesting.

Outstanding Equity Awards as of December 31, 2012

The following table sets forth, for each Named Executive Officer, the number of stock options exercisable and unexercisable and the number and value of unvested restricted stock unit awards as of December 31, 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Stock Option Awards				Restricted Stock Unit Awards
Name	Number Exercisable	Number Unexercisable	Exercise Price	Expiration Date(1)	Number Not Vested(2)	Market Value Not Vested(3)
Mr. Tallent	9,352	—	78.90	4/17/13	—	—
	3,533	—	114.25	6/7/14	—	—
	4,240	—	111.20	5/16/15	—	—
	6,442	—	138.80	4/26/16	—	—
	7,273	—	147.60	4/25/17	—	—
	9,352	—	66.15	4/30/18	—	—
	40,192	—			19,512	$184,193

Mr. Harton	—	—	—	—	150,000	1,416,000

Mr. Schuette	5,611	—	78.90	4/17/13	—	—
	1,871	—	114.25	6/7/14	—	—
	2,494	—	111.20	5/16/15	—	—
	3,637	—	138.80	4/26/16	—	—
	3,845	—	147.60	4/25/17	—	—
	4,156	—	66.40	5/5/18	—	—
	21,614	—			23,560	222,406

Mr. Shearrow	4,156	—	151.15	4/16/17	—	—
	4,156	—	66.40	5/5/18	—	—
	8,312	—			23,560	222,406

Mr. White	5,195	—	148.20	6/1/17	—	—
	3,117	—	66.40	5/5/18	—	—
	8,312	—			7,000	66,080

(1)	The expiration date of each stock option is ten years after the date of grant.
(2)
With the exception of Mr. White’s restricted stock units granted on June 1, 2007 and the restricted stock units granted to the Named Executive Officers on June 20, 2011, restricted stock shares and units vested in four equal annual installments, beginning January 31 of the year following the grant date. Mr. White’s unvested restricted stock units granted on June 1, 2007 vest on June 1, 2012.  Restricted stock units granted to the Named Executive Officers on June 20, 2011 vest in two equal installments on June 20, 2013 and June 20, 2014, subject to any applicable restrictions under TARP.

(3)	The market value is based on the closing price of United’s Common Stock at December 31, 2012 of $9.44, multiplied by the number of unvested restricted stock units.

Equity Compensation Plan Information at December 31, 2012

The following table provides information about stock options outstanding as of December 31, 2012 and stock options and/or equity awards available to be granted in future years.

EQUITY COMPENSATION PLAN INFORMATION
	Total Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number Available for Issuance Under Equity Compensation Plans(1)
Equity compensation plans approved by shareholders	482,195	$97.76	1,204,084
Equity compensation plans not approved by shareholders(2)	333	55.56	—
Total	482,528	97.73	1,204,084

(1)	Represents the number of stock options or equity awards available to be granted in future years under the existing Equity Plan.
(2)	Stock options granted under plans assumed by United through acquisitions prior to December 1, 2004. Such were frozen as to future grants at the time of the acquisitions.

Pension Benefits

The following table presents selective retirement benefit information for 2012 for each Named Executive Officer that was a participant in the Modified Retirement Plan.

PENSION BENEFITS

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit	Payments During 2012
Mr. Tallent	Modified Retirement Plan	29	$1,419,015	—
Mr. Harton	Modified Retirement Plan	—	16,686	—
Mr. Schuette	Modified Retirement Plan	12	1,296,634	—
Mr. Shearrow	Modified Retirement Plan	6	252,552	—

The Modified Retirement Plan provides specified benefits to certain key officers who contribute materially to the continued growth, development and future business success of United and its subsidiaries. Generally, when a participant retires, United will pay to the participant, or participant’s spouse upon death, a fixed annual amount in equal installments either for the lifetime of the participant (or participant’s spouse) or a fixed payment for 15 years.  The annual benefits are calculated based on an officer’s seniority and position, generally range from 20 to 40 percent of base salary. The normal retirement age defined in the plan is age 65 and the completion of five years of service.

The Modified Retirement Plan contains provisions that provide for accelerated vesting upon a change in control of United. The Modified Retirement Plan also provides that these benefits will be forfeited if a participant is terminated for cause or, if during a certain period after his or her termination of employment, competes with United, solicits customers or employees, discloses confidential information, or knowingly or intentionally damages United’s goodwill or esteem.

Nonqualified Deferred Compensation

The following table presents information for each Named Executive Officer relating to the Deferred Compensation Plan.

NONQUALIFIED DEFERRED COMPENSATION – ACTIVITY FOR 2012

Name	Executive Contributions (1)	Company Contributions (2)	Account Earnings	Withdrawals/ Distributions	Balance at Year-end
Mr. Tallent	$4,877	$6,250	$29,203	$—	$301,694
Mr. Harton	—	—	—	—	—
Mr. Schuette	3,128	5,837	19,873	—	83,005
Mr. Shearrow	3,128	5,837	18,676	—	84,869
Mr. White	16,000	—	949	—	16,949

(1)	All executive contributions are included in the amounts under the column headings “Salary”, “Bonus” and “Restricted stock awards” in the “Summary Compensation Table”.
(2)	All company contributions are included in the amounts under the column heading “All other” in the “Summary Compensation Table”.

The Deferred Compensation Plan provides for the deferral of up to 75% of annual base salary and up to 100% of annual cash bonus payments or non-equity incentive compensation awards and other specified benefits to selected individuals who contribute materially to the continued growth, development and future business success of United and its affiliates. Further, the Deferred Compensation Plan allows for employer matching contributions for employee contributions that would have been paid under United’s tax-qualified 401(k) plan (the “401(k) Plan”) if such matching contributions would otherwise exceed the maximum allowable amounts under the 401(k) Plan and matching of deferred bonuses, dollar for dollar up to 5% of bonus or non-equity incentive compensation award through March 31, 2012 and fifty cents for dollar up to 5% of bonus or non-equity incentive compensation award thereafter, subject to the same vesting provisions of the 401(k) Plan. Although the Deferred Compensation Plan allows the Board of Directors to make discretionary contributions to the account of employee participants, the Board has never made any such discretionary contributions. The Deferred Compensation Plan also provides for the deferral of up to 100% of director fees for service by a non-employee director on the Board of United or any subsidiary or community bank.

Contributions to the Deferred Compensation Plan may be invested in United’s Common Stock and a portfolio of various mutual funds. Participants are 100% vested in their contributions, including earnings or losses thereon. Company contributions, including earnings and losses thereon, vest over a three-year period. Because the amounts deferred under the Deferred Compensation Plan are invested in the underlying mutual fund or, in the case of Common Stock, recorded as common stock issuable (an equity instrument) at the time of the investment, the potential future costs of the plan are not known at this time.

Generally, when a participant retires or becomes disabled, United will pay the participant their accrued benefits in a lump sum or in equal installments for five, ten, or fifteen years. Alternatively, a participant may elect to have a portion (or all) of their accrued benefits paid out at a specified time before retirement in a lump sum or in annual installments for two, three, four, or five years. The benefit payments are taxable to the participant.

Agreements with Executive Officers and Post-Employment Compensation

Messrs. Tallent, Harton, Schuette, and Shearrow have each entered into Amended and Restated Change in Control Severance Agreements (the “Severance Agreements”) with United. The Severance Agreements remain in effect until the earlier of the termination of such executive’s employment without entitlement to the benefits under the Severance Agreements and when the executive reaches age 65, unless earlier terminated by mutual written agreements of the executive and United.

The Severance Agreements provide for payment of compensation and benefits to the executive in the event of a “Change in Control” of United if the executive’s employment is involuntarily terminated by United without “Cause” or if the executive terminates his employment for “Good Reason”. The executive is not entitled to compensation or payments pursuant to his Severance Agreement if he is terminated by United for Cause, dies, incurs a disability, or voluntarily terminates employment (other than for Good Reason). If a Change in Control occurs during the term of the applicable Agreement and the executive’s employment is terminated within six months prior to, or 18 months following, the date of the Change in Control, and if such termination is an involuntary termination by United without Cause (and does not arise as a result of death or disability) or a termination by the executive for Good Reason, the executive will be entitled to a lump sum payment equal to his base salary, non-equity incentive compensation award and certain other benefits, as determined by the applicable Severance Agreement, for a period of 36 months from the date of his termination (or 24 months from the date of Mr. Harton’s termination).  The lump sum payment of medical benefits also includes a tax-gross up.

The Severance Agreements provide that the compensation and benefits provided for under the Severance Agreements shall be reduced or modified so as to ensure that United does not pay an Excess Severance Payment. If a reduction is necessary, the Severance Agreements would allow the executive to choose the manner in which the payments would be modified so long as the total payments are capped to avoid being treated as an Excess Severance Payment.  The Severance Agreements are intended to ensure that the payment of any compensation or benefits under the Severance Agreement would comply with Section 409A of the Internal Revenue Code of 1986, as amended.

As required by the acquisition agreement pursuant to which United acquired Gwinnett Commercial Group, United entered into an employment agreement with Mr. White consistent with an existing agreement he had with such company that provides for a three-year term, as amended, that will expire on December 31, 2015. The employment agreement generally provides that, if Mr. White is terminated at any time by United without Cause, or Mr. White terminates his employment with United for Cause, Mr. White will receive his base salary for a period of up to 36 months and an amount equal up to two times his annual bonus or non-equity incentive compensation award. Additionally, if, within six months following a Change of Control of United, either Mr. White terminates his employment or United terminates Mr. White other than for Cause, the agreement provides for a payment made over 24 monthly installments equal to three times the sum of his base salary then in effect, an amount equal to his average annual bonus or non-equity incentive compensation award of the three most recent years and his monthly automobile allowance multiplied by twelve. The employment agreement also includes covenants by Mr. White not to compete with United or solicit its customers or prospective customers or employees for 36 months after the termination of his employment under certain circumstances.

A “Change in Control” under the Severance Agreements and Mr. White’s employment agreement generally means the acquisition by any person of beneficial ownership of 20 to 25% or more of the voting power of United’s outstanding stock, approval by shareholders of a merger or consolidation or a complete liquidation or dissolution of United or an agreement for the sale or other disposition of all or substantially all of the assets of United, or a majority change in the composition of the Board of Directors. “Cause” under the Severance Agreements and Mr. White’s employment agreement is generally defined as the involuntary termination of the executive by United as result of an uncured breach of the agreement, commission of certain crimes, act or acts which are in violation of policies of United or the failure by the executive to perform his duties.  “Cause” with respect to termination by Mr. White is generally defined as an uncured breach of the employment agreement by United, a material adverse diminution in his powers, responsibilities, or duties, or the required relocation of the executive to a location more than 20 miles from his existing business location.  “Good Reason” for termination by an executive under the Severance Agreements is generally defined as the occurrence during the six-month period prior to, or within the 18-month period following, the date of a Change in Control, of a substantial adverse change in the executive’s responsibilities, the required relocation of the executive to a location outside of the market area of United, a material reduction in the levels of coverage of the executive under United’s director and officer liability insurance policy or indemnification commitments, or a reduction in the executive’s compensation or benefits.

United entered into an employment agreement with Mr. Harton when he joined United in 2012 that provides for a three-year term that will expire on September 13, 2015.  The employment agreement generally provides that, if Mr. Harton is terminated at any time by United without Cause, or Mr. Harton terminates his employment with United for Good Reason, Mr. Harton will receive an amount equal to two times his annual base salary and salary stock.  The employment agreement also includes covenants by Mr. Harton not to compete with United for a period of one year and not to solicit its customers or prospective customers or employees for a period of two years after the termination of his employment for any reason.  “Cause” with respect to termination by United of Mr. Harton is generally defined as a material breach of the terms of the employment agreement by Mr. Harton, conduct that amounts to fraud, dishonesty or misappropriation, commission of certain crimes, or the failure by Mr. Harton to perform his duties. Mr. Harton would have a “Good Reason” for termination of his employment agreement if at any time neither Mr. Tallent nor Mr. Harton is serving as the President or the Chief Executive Officer of the Bank (and thus other people fill both such positions).  Mr. Harton must notify United in writing of a “Good Reason” within 30 days of the occurrence of the event, the event must remain uncured for 30 days following such notice, and Mr. Harton must resign no later than 60 days following United’s failure to cure the event, giving at least 30 days advance written notice of such resignation.

None of the Severance Agreements or employment agreements provide for the payment of any taxes or a gross-up of payments to pay any taxes in the event any of the compensation or benefits were considered to be an Excess Severance Payment.

United has no other employment or severance agreements with any of its Named Executive Officers.

Director Compensation

United’s objective with director compensation is to provide a competitive compensation package to attract top talent to United’s Board of Directors.  Beginning in the second quarter of 2012, United’s Board of Directors changed the director’s compensation package to make it more competitive and bring it in line with industry peers.  The new director’s compensation plan eliminates the meeting fee and makes a portion of the annual retainer fee payable in equity rather than cash.  Under the new fee structure, each non-employee director receives an annual retainer of $25,000 in cash and an annual equity grant valued at $25,000 in the form of restricted stock units with a three-year vesting period.  The Chairman of the Board receives an additional annual retainer of $25,000 paid in cash.  Audit Committee members receive an additional annual retainer of $4,000 paid in cash.  The Audit Committee Chair receives an additional cash annual retainer of $10,000 and the Compensation Committee Chair receives an additional cash annual retainer of $5,000.  The cash retainer fees are paid quarterly and the equity portion is granted once annually.

On April 1, 2012, each non-employee director was granted 2,564 shares of restricted stock that will vest on April 1, 2015.  The shares were valued at $9.75 per share on the date of grant for a total grant value of $25,000.  Directors did not receive any stock option or other equity awards or any other personal benefits in 2012.

For the first quarter of 2012, non-employee directors of United received one-fourth of an annual retainer of $20,000 and a separate meeting fee of $3,000. Also through the first quarter, the members of the Audit Committee received a separate meeting fee of $500 per regularly scheduled meeting attended and the Chairmen of the Audit and Compensation Committees each received an additional annual retainer of $5,000.

Executive officers who serve as directors do not receive compensation for service on the Board of Directors of United. Certain members of United’s Board of Directors and its executive officers also serve as members of one or more of United’s subsidiaries and community banks boards of directors for which they are compensated.

The annual retainer and meeting fees are payable in cash or may be deferred pursuant to United’s Deferred Compensation Plan. In 2012, no directors elected to defer any of their retainer or meeting fees.

In addition to the retainers and meeting fees listed above, United reimburses the non-employee directors for their travel expenses incurred in attending meetings of the Board or its committees, as well as for fees and expenses incurred in attending director education seminars and conferences.  The following table presents a summary of non-employee director compensation for 2012.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Restricted Stock Unit Awards (1)	Nonqualified Deferred Compensation Earnings	All Other Compensation (2)	Total
W.C. Nelson, Jr.	$45,375	$25,000	$207	$12,000	$82,582
Robert H. Blalock	31,125	25,000	—	10,500	66,625
Clifford V. Brokaw (3)	—	—	—	—	—
L. Cathy Cox	36,125	25,000	—	—	61,125
Steven J. Goldstein	20,750	25,000	—	—	45,750
Robert L. Head, Jr.	27,500	25,000	13,236	12,000	77,736
Thomas A. Richlovsky	25,750	25,000	—	—	50,750
John D. Stephens	27,500	25,000	—	3,000	55,500
Tim R. Wallis	27,500	25,000	—	6,000	58,500

(1)
Each non-employee director was granted 2,564 restricted stock units on April 1, 2012.  The restricted stock units were valued at $9.75 per share, the price of United’s common stock on the date of grant.  The restricted stock Units will vest on April 1, 2015.

(2)	Directors fees for serving on one or more of United’s subsidiary or community bank boards of directors.
(3)	Mr. Brokaw did not accept any compensation for his service as a member of the board of directors.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has served as an officer or employee of United at any time or engaged in any transaction that would be required to be disclosed under “Certain Relationships and Related Transactions”.

None of United’s executive officers serve as a director or member of the Compensation Committee of any other entity that has an executive officer serving as a member of United’s Board of Directors or Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” included with this Proxy Statement with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that it be included herein.

In addition, the Compensation Committee met with United’s senior risk officers to review United’s incentive compensation plans for all employees. Based on such review and discussions, the Compensation Committee certifies that: (1) it has reviewed with senior risk officers the incentive compensation arrangements with senior executive officers and has made all reasonable efforts to ensure that such arrangements do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of United; (2) it has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to United; and (3) it has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of United to enhance the compensation of any employee.

L. Cathy Cox, Chairman
Robert H. Blalock
Clifford V. Brokaw
Steven J. Goldstein
Robert L. Head, Jr.
W.C. Nelson, Jr.
Thomas A. Richlovsky
John D. Stephens
Tim R. Wallis

PRINCIPAL AND MANAGEMENT SHAREHOLDERS

The following table sets forth information regarding beneficial ownership of United’s voting securities. Unless otherwise indicated, the information presented is as of March 15, 2013 and is based on 43,063,127 shares of United’s Common Stock outstanding on such date. Beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days of March 15, 2013, unless otherwise indicated, through the exercise of any stock option or other right, and any shares that are pledged as security pursuant to various financial obligations. The table sets forth such information with respect to:

●	each shareholder who is known by us to beneficially own 5% or more of our voting securities;

●	each director and nominee for director;

●	each Named Executive Officer; and

●	all executive officers and directors as a group.

Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of voting securities beneficially owned by such shareholder.

Name and Address	Number of Shares of Common Stock Owned Directly or Indirectly	Number of Shares Underlying Options Exercisable Within 60 Days	Number of Shares of Beneficially Owned Restricted Stock	Number of Shares Issuable Under the Deferred Compensation Plan	Number of Shares Underlying Warrants	Total Number of Shares Beneficially Owned	Percentage Beneficially Owned

Wellington Management Company, LLP(1) 280 Congress Street Boston, MA 02210	4,197,992	—	—	—	—	4,197,992	9.90%

Corsair Capital LLC(2) 717 Fifth Avenue, 24th Floor New York, NY 10022	4,109,630	—	—	—	—	4,109,630	9.69%

Siguler Guff Advisers, LLC(3) 825 Third Avenue, 10th Floor New York, NY 10022	3,915,933	—	—	—	—	3,915,933	9.23%

BlackRock, Inc.(4) 40 East 52nd Street New York, NY 10022	3,145,664	—	—	—	—	3,145,664	7.41%

Second Curve Capital, LLC & Thomas K. Brown(5) 237 Park Avenue, 9th Floor New York, NY 10017	2,471,170	—	—	—	—	2,471,170	5.83%
Jimmy C. Tallent(6)	133,593	40,192	25,198	5,785	1,750	206,518	*

W.C. Nelson, Jr.(7)	415,464	—	2,564	—	10,000	428,028	*

Robert H. Blalock(8)	27,622	—	2,564	—	2,500	32,686	*

Clifford V. Brokaw	—	—	—	—	—	—	*

L. Cathy Cox	2,932	—	2,564	—	—	5,496	*

Steven J. Goldstein	10,000	—	2,564	—	—	12,564	*

Robert L. Head, Jr.(9)	359,157	—	2,564	—	15,000	376,721	*

Thomas A. Richlovsky	2,000	—	2,564	—	—	4,564	*

John D. Stephens(10)	36,026	—	2,564	—	—	38,590	*

Tim R. Wallis(11)	48,194	—	2,564	—	2,000	52,758	*

H. Lynn Harton	2,152	—	150,000	—	—	152,152	*

Rex S. Schuette (12)	37,503	21,614	27,622	4,615	—	91,354	*

David P. Shearrow	17,937	8,312	27,622	4,332	—	58,203	*

Glenn S. White(13)	56,024	8,312	9,031	—	1,000	74,367	*

All directors and executive officers as a group (18 persons)	1,022,543	59,215	284,980	11,194	30,500	1,408,432	3.24%

*	Represents less than 1% of the deemed outstanding shares of Common Stock.

(1)
Based on information contained in Schedule 13G/A filed by Wellington Management Company, LLP with the Securities and Exchange Commission on February 14, 2013 indicating shared voting power and shared dispositive power relative to 4,197,992 shares of the Common Stock as of December 31, 2012, which would have comprised 9.90% of the company’s 42,423,380 shares of Common Stock outstanding as of December 31, 2012.

(2)
Based in part on information contained in Schedule 13F-HR filed by Corsair Capital LLC with the Securities and Exchange Commission on February 14, 2013 indicating sole dispositive power and shared voting power relative to 3,273,323 shares of the Common Stock, as of December 31, 2012, which would have comprised 7.72% of the company’s 42,423,380 shares of Common Stock outstanding as of December 31, 2012.

(3)
Based in part on information contained in Schedule 13F-HR filed by Siguler Guff Advisers, LLC with the Securities and Exchange Commission on February 14, 2013 indicating sole voting power and sole dispositive power relative to 3,915,933 shares of the Common Stock as of December 31, 2012, which would have comprised 18.91% of the company’s 42,423,380 shares of Common Stock outstanding as of December 31, 2012.

(4)
Based on information contained in Schedule 13G filed by BlackRock, Inc. with the Securities and Exchange Commission on January 30, 2013 indicating sole voting power and sole dispositive power relative to 3,145,664 shares of the Common Stock as of December 31, 2012, which would have comprised 7.41% of the company’s 42,423,380 shares of Common Stock outstanding as of December 31, 2012.

(5)
Based on information contained in Schedule 13G/A filed by Second Curve Capital, LLC with the Securities and Exchange Commission on January 23, 2013 indicating shared voting power and shared dispositive power between Second Curve Capital, LLC and Thomas K. Brown relative to 2,471,170 shares of the Common Stock as of December 31, 2012, which would have comprised 5.82% of the company’s 42,423,380 shares of Common Stock outstanding as of December 31, 2012.

(6)	Includes 77 shares owned by Mr. Tallent’s wife for which he claims beneficial ownership; and 61 shares owned by Mr. Tallent’s minor grandchildren for which he is custodian.

(7)
Includes 9,917 shares owned by Mr. Nelson’s minor grandchildren for which he is custodian; 280 shares owned by Conag Rentals, Inc., a company owned by Mr. Nelson; 243 shares owned by King Ford, a company in which Mr. Nelson is 50% owner, and 10,613 shares owned by Mr. Nelson’s wife.

(8)	Includes 20,121 shares owned by Blalock Insurance Agency, Inc., a company owned by Mr. Blalock; and 1,992 shares owned by Mr. Blalock’s wife.

(9)	Includes 1,139 shares owned by Mr. Head’s wife; and 7,340 shares owned by Mr. Head’s grandchildren for which he is custodian.

(10)	Includes 2,342 shares owned by John D. Stephens & Sons LP, a company owned by Mr. Stephens.

(11)	Includes 48,194 shares owned by Wallis Investment Co., LLC, a company owned by Mr. Wallis.

(12)	Includes 1,800 shares owned by Mr. Schuette’s wife.

(13)	Includes 2,714 shares owned by a trust for which Mr. White claims beneficial ownership; and 7,192 shares owned by Mr. White’s wife.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires United’s directors and senior executives, and persons who own more than 10% of United’s Common Stock, to file with the SEC certain reports of beneficial ownership of the Common Stock. Based solely on copies of such reports furnished to United and representations that no other reports were required, United believes that all applicable Section 16(a) reports were filed by its directors, officers and 10% shareholders during the fiscal year ended December 31, 2012.

AUDIT COMMITTEE REPORT

The Audit Committee operates pursuant to an Audit Committee Charter that was adopted by the Board following its annual review and assessment of its charter on July 17, 2003. United’s management is responsible for its internal accounting controls and the financial reporting process. United’s independent registered public accountants for 2012, Porter Keadle Moore, LLC (“PKM”), was responsible for performing an audit of United’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board and for expressing an opinion as to their conformity with U.S. generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and oversee these processes. The Board of Directors, in its business judgment, has determined that all three members of the Audit Committee are “independent”, as defined by the federal securities laws and the Nasdaq Listing Requirements.

In keeping with that responsibility, the Audit Committee has reviewed and discussed United’s audited consolidated financial statements with management and PKM. In addition, the Audit Committee has discussed with PKM the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committee”, as currently in effect. In addition, the Audit Committee has received the written disclosures and letter from PKM required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”, and has discussed with PKM their independence. The Audit Committee has also considered whether the provision of non-audit services by PKM is compatible with maintaining their independence.

The Audit Committee also discussed with management, United’s internal auditors and PKM the quality and adequacy of United’s internal controls over financial reporting and the internal audit function’s organization, responsibilities, budget and staffing. It reviewed management’s assessment of such internal controls and PKM’s attestation thereof. The Audit Committee reviewed both with PKM and internal auditors their audit plans, audit scope and identification of audit risks.

None of the members of the Audit Committee are professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and PKM. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of United’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board, that the financial statements are presented in accordance with U.S. generally accepted accounting principles or that United’s auditors are in fact “independent”.

Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of United be included in the Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

This report is respectfully submitted by the Audit Committee of the Board of Directors.

Thomas A. Richlovsky, Chairman
Robert H. Blalock
L. Cathy Cox
Steven J. Goldstein

PROPOSAL 2 – APPROVAL OF ADVISORY RESOLUTION
SUPPORTING THE COMPENSATION PLAN FOR EXECUTIVE OFFICERS

General

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), United is asking its shareholders to vote, on an advisory basis, on the compensation of its Named Executive Officers as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives United’s shareholders the opportunity to express their views on the compensation of United’s Named Executive Officers.

Compensation Program and Philosophy

Our executive compensation program is designed to attract, reward and retain key employees, including our Named Executive Officers, who are critical to United’s long-term success. Shareholders are urged to read the “Compensation of Executive Officers and Directors” section of this Proxy Statement for greater detail about United’s executive compensation programs, including information about the fiscal year 2012 compensation of the Named Executive Officers.

United is asking the shareholders to indicate their support for the compensation of United’s Named Executive Officers as described in this Proxy Statement by voting in favor of the following resolution:

“RESOLVED, that the shareholders approve the compensation of the Named Executive Officers, as described in the “Compensation of Executive Officers and Directors” section of this Proxy Statement, including the related “Compensation Discussion and Analysis”, compensation tables, notes and narratives.”

Even though this say-on-pay vote is advisory and therefore will not be binding on United, the Compensation Committee and the Board of Directors value the opinions of United’s shareholders. Accordingly, to the extent there is a significant vote against the compensation of the Named Executive Officers, the Board of Directors will consider the shareholders’ concerns and the Compensation Committee will evaluate what actions may be necessary or appropriate to address those concerns.

You may “for,” “against,” or “abstain” from the proposal to approve on an advisory basis the compensation of our Named Executive Officers.

Vote Required

The affirmative vote of a majority of the votes cast by the holders of the shares entitled to vote at a meeting at which a quorum is present is required to approve the advisory “say on pay” resolution supporting the compensation plan for the executive officers. Accordingly, any abstention or broker non-vote will count as a vote against the proposal.

Recommendation

The Board of Directors unanimously recommends a vote “FOR” Proposal 2.

PROPOSAL 3 – ADVISORY VOTE ON THE FREQUENCY OF
AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

General

Pursuant to the Dodd-Frank Act, United is also asking its shareholders to provide their input with regard to the frequency of future shareholder advisory “say on pay” votes on executive compensation programs, such as the proposal contained in Proposal 2 above. In particular, we seek your input on whether the advisory vote on executive compensation should occur once every year, every two years or every three years.

After considering this agenda item, the Board of Directors has determined that an advisory vote on executive compensation every year is the appropriate interval for conducting and responding to a “say on pay” vote.  By providing an advisory vote on executive compensation every year, shareholders will be able to provide United with direct, annual input on its compensation philosophy, policies and practices.

Even though your vote is advisory and therefore will not be binding on United, the Board of Directors and the Compensation Committee value the opinions of shareholders and will consider the shareholders’ vote on the frequency of the vote on the compensation of Named Executive Officers. Nevertheless, the Board of Directors may decide to hold an advisory vote on executive compensation more or less frequently than the option voted by the shareholders.

Vote Required

You may cast your vote by choosing the option of one year, two years, three years, or abstain from voting in response to the resolution set forth below:

“RESOLVED, that the option of once every year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which United is to hold an advisory vote by shareholders to approve the compensation of United’s Named Executive Officers.”

Recommendation

The Board of Directors recommends that you vote for holding an advisory vote on executive compensation “EVERY YEAR.”

PROPOSAL 4 – RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANT

General

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP (“PwC”) to serve as United’s independent registered public accountant during the year ended December 31, 2013.  The Board of Directors will present at the Annual Meeting a proposal that such appointment be ratified.

Vote Required

Each proxy executed and returned by a shareholder will be voted as specified thereon by the shareholder.  If no specification is made, the proxy will be voted for the proposal to ratify the appointment of PwC to act as the United’s independent registered public accountant for 2013.  Pursuant to the Georgia Business Corporation Code, the proposal to ratify the appointment of PwC is approved if a majority of the votes cast by the holders of the shares entitled to vote at a meeting at which a quorum is present are voted for the proposal.

Neither United’s Articles nor Bylaws require that the shareholders ratify the appointment of PwC as its independent auditors. United is doing so because it believes it is a matter of good corporate practice. Should the shareholders not ratify the selection, the Audit Committee of the Board of Directors will reconsider its determination to retain PwC, but may elect to continue the engagement. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that the change would be in the best interests of United and its shareholders.

Recommendation

The Board of Directors unanimously recommends a vote “FOR” the ratification of PwC.

OTHER MATTERS

Independent Registered Public Accountants

PKM was the principal independent registered public accountant for United during the year ended December 31, 2012. Representatives of PKM are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

During 2012 and 2011, United was billed the following amounts for services rendered by PKM:

Audit Fees. In connection with the audit of United’s annual consolidated financial statements, including the audit of management’s assessment of internal controls over financial reporting, and review of its Form 10-K and the review of United’s interim consolidated financial statements included within Forms 10-Q, United was billed approximately $672,000 in 2012 and $664,000 in 2011 by PKM. These figures include agreed upon fees for certain services that were unbilled at each respective year end in connection with the 2011 and 2010 annual audits. In addition, United paid fees of $24,000 and $19,000, respectively, in 2012 and 2011 for services related to various registration statements.

Audit-Related Fees. United was billed approximately $140,000 in 2012 and $45,000 in 2011 by PKM for the audit of the 401(k) Plan, professional services rendered in assistance with responses to comment letters issued by the SEC and professional services rendered in connection with the preparation of comfort letters on filings with the SEC.

Tax Fees. There were no tax services provided in 2012 or 2011.

All Other Fees. There were no other services performed by PKM that were not related to the audit of United’s financial statements during 2012 and 2011.

The Audit Committee pre-approves all audit and non-audit services performed by PKM. The Audit Committee specifically approves the annual audit services engagement and has generally approved the provision of certain audit-related services and tax services by PKM. Certain non-audit services that are permitted under the federal securities laws may be approved from time to time by the Audit Committee.

Change of Independent Registered Certified Public Accounting Firm

United has replaced PKM with PwC as United’s accountants for the 2013 fiscal year. The decision to replace PKM was approved by the Audit Committee of the Board of Directors. Representatives of PwC are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

PKM did not, for either of the fiscal years ended December 31, 2012 or 2011, or to the date of the change of auditors, produce a report on United’s financial statements which contained an adverse opinion or a disclaimer of opinion. PKM’s reports were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended December 31, 2012 and 2011, and up to the date of the change of auditors, there were no disagreements with PKM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to PKM’s satisfaction, would have caused PKM to make reference to the subject matter of such disagreement in connection with its reports on the financial statements of United. There was, however, one “reportable event” as that term is defined in Item 304(a)(1)(v) of Regulation S-K, relating to a disclosure of a material weakness in internal control over financial reporting.  On February 10, 2012, United filed an amended annual Report on Form 10-K for the year ended December 31, 2010 and amended Quarterly Reports on Form 10-Q for the first three quarters of 2011 to reflect its decision to establish a full deferred tax valuation allowance as of December 31, 2010.  The correction and the corresponding restatements resulted in management’s determination that a material weakness existed with respect to the internal controls over financial reporting being designed and in place to ensure valuation of the net deferred tax asset was in accordance with generally accepted accounting principles.  This deficiency was a material weakness in United’s internal control over financial reporting as of December 31, 2011 because it had not been remediated as of that date.  Management remediated the material weakness prior to the filing of United’s Annual Report on Form 10-K for the year ended December 31, 2011.  United has authorized PKM to respond fully to inquiries of United’s new independent registered public accountants concerning the subject matter of the material weakness.  Other than the matters associated with the material weakness, there were no other “reportable events”, as defined in Regulation S-K during such period.

On November 8, 2012, United engaged its new independent registered public accountant, PwC, for the year 2013. The decision to engage PwC was approved by the Audit Committee of the Board of Directors. Since its appointment, United has not consulted with PwC on the application of accounting principles to a specific transaction, either completed or proposed prior to PKM’s retention, or any other matters of the type contemplated by Item 304(a)(2) of Regulation S-K.

In accordance with Item 304(a)(3) of Regulation S-K, United provided PKM with a copy of the disclosures and requested that PKM furnish United with a letter addressed to the SEC stating whether or not PKM agrees with the above statements. A copy of such letter, dated October 22, 2012, is filed as Exhibit 16.1 to United’s Current Report on Form 8-K filed on October 22, 2012.

Expenses of Solicitation

The cost of solicitation of proxies will be borne by United. United may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of shares of Common Stock.

Shareholder Proposals & Recommendations for Director Nominees

No proposals or recommendations for director nominations by non-management have been presented for consideration at the Annual Meeting.

United expects that its 2014 Annual Meeting will be held in May 2014. Any proposals or director recommendations by non-management shareholders intended for presentation at the 2014 Annual Meeting must be received by United at its principal executive offices, attention of the Secretary, no later than December 3, 2013 to be considered for inclusion in the proxy statement for that meeting. For any other shareholder matter intended to be presented for action at the 2014 Annual Meeting, United must receive a shareholder’s notice on or before the later to occur of 14 days prior to the 2014 Annual Meeting or five days after notice of the 2014 Annual Meeting is provided to the shareholders.

Information Incorporated by Reference

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this Proxy Statement, and information that we file later with the SEC will automatically update and supersede this information. You should rely on the later information over different information included in this Proxy Statement. We incorporate by reference the following documents our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 1, 2013.

We incorporate by reference all future filings we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the initial filing date of this Proxy Statement and prior to the date of the Annual Meeting, except to the extent that any information contained in such filings is deemed “furnished” rather than “filed” in accordance with SEC rules.

Documents incorporated by reference are available from United without charge. You may obtain documents incorporated by reference in this Proxy Statement by requesting them in writing or by telephone from Lois Rich, Investor Relations, United Community Banks, Inc., at 125 Highway 515 East, Blairsville, Georgia 30512, telephone number (706) 781-2265. United maintains a website at www.ucbi.com where the incorporated documents listed above can be accessed. Neither our website nor the information on our website is included or incorporated in, or is a part of, this Proxy Statement.

General

The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented, the persons named in the proxy will have discretion to vote in accordance with their own judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Jimmy C. Tallent
Jimmy C. Tallent President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting on May 22, 2013, 2:00 p.m., ET

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report are available at www.ucbi.com/2013proxy. To vote your proxy while visiting this site you will need the 12 digit voter control number in the box below.

VIEW AT ucbi.com/2013proxy	VOTE proxy.ilstk.com	QUESTIONS 1.800.757.5755

If you wish receive a paper copy of these documents, you must request one. Please call 1.866.270.5900, email Investor_Relations@ucbi.com, or visit www.ucbi.com/2013proxy. This must be done TEN days prior to the meeting date.
If you haven’t voted on-line by April 17, 2013, you will automatically receive a proxy card by mail with further instructions on how to vote by telephone, email, facsimile and mail.
VOTER CONTROL NUMBER

View material online at www.ucbi.com/2013proxy. A convenient way to view proxy materials and VOTE! You must use the 12 digit voter control number shown above to vote.

Notice of Annual Meeting

Date: May 22, 2013
Time: 2:00 p.m., ET
Place: The Ridges Resort, 3499 Highway 76 West Young Harris, Georgia 30582

The purpose of the Annual Meeting is to take action on four (4) proposals:

Proposal 1 — To elect eight (8) Directors:

01 W.C. Nelson, Jr.	03 Robert H. Blalock	05 L. Cathy Cox	07 Thomas A. Richlovsky

02 Jimmy C. Tallent	04 Clifford V. Brokaw	06 Steven J. Goldstein	08 Tim R. Wallis

Proposal 2 — Approval of an advisory “say on pay” resolution supporting the compensation plan for executive officers.

Proposal 3 — Approve an advisory resolution regarding the frequency of future advisory “say on pay” votes on executive compensation.

Proposal 4 — Ratification of the appointment of Pricewaterhouse Coopers LLP as independent registered public accountant for 2013.

The Board of Directors recommends that you vote “FOR” all nominees and Proposals 2 and 4, and “EVERY YEAR” for Proposal 3.